Exhibit 99.1

Zipcar Doubles Its Asset Backed Securitization Facility to $100M to Support Fleet Growth

Funding to Cover 2012 Domestic Fleet Expansion Needs

Cambridge, Mass. – January 4, 2012 – Zipcar, Inc. (Nasdaq: ZIP), the world’s leading car sharing network, today announced a relationship with Barclays Capital under which Zipcar has issued a new series of variable funding notes pursuant to its asset backed securitization (ABS) facility in the principal amount of up to $50 million, increasing the total availability of ABS funding lines to $100 million. The terms of the new series of ABS notes represent a modest improvement on the terms of the currently outstanding series of ABS notes.

“Given our ongoing growth ambitions in existing and new markets, access to attractive fleet financing is integral to our success,” said Zipcar CFO Ed Goldfinger. “Barclays has outstanding experience in the securitization space, and they worked closely with us to structure a deal that we believe will cover our domestic expansion needs this year at a competitive financing rate. This additional capacity is consistent with our objectives of lowering vehicle carrying costs and strengthening our business model as we expect to continue to grow the percentage of our domestic fleet funded under the expanded ABS facility from about two thirds today to more than 90 percent by the end of 2012.”

Zipcar operates a global car sharing network of approximately 650,000 members and 9,000 vehicles in the United States, Canada and the United Kingdom. Zipcar vehicles are available by the hour or by the day to members, who can reserve a car online or via phone or a mobile device. Hourly and daily rates include parking in the reserved spot, gas, insurance, up to 180 miles of driving per day and 24/7 roadside assistance.

About Zipcar

Zipcar is the world's leading car sharing network with approximately 650,000 members and 9,000 vehicles in urban areas and college campuses throughout the United States, Canada and the United Kingdom. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car. More information is available at www.zipcar.com. Photos and b-roll footage are available for media purposes at www.zipcar.mediaroom.com.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to Zipcar’s growth in existing and new markets, the expansion of Zipcar’s fleet, the adequacy of the financing provided by this transaction, the percentage of Zipcar’s fleet funded through the ABS facility and the continued strengthening of Zipcar’s business model. Among the factors that could cause our actual results to differ materially from those indicated by such forward-looking statements include our ability to meet the restrictive covenants of our ABS facility, our ability to generate cash to service our debt obligations, our ability to profitably attract new members and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which we operate, our ability to compete effectively, our ability to expand into new markets, and our ability to manage growth and other risks detailed in our publicly available filings with the Securities and Exchange Commission. All forward-looking statements reflect our expectations only as of the date of this release and should not be relied upon as reflecting our views, expectations or beliefs at any date subsequent to the date of this release.

Press Contact: Greg Winter 617-336-4323 gwinter@zipcar.com

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